Exhibit 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated August 27, 2004, accompanying the financial statements of Satellite Enterprises Corp. and subsidiaries contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement filed on or about December 8, 2004, and to the use of our name as it appears under the caption "Experts."

Meyler & Company, LLC

Middletown, NJ
December 29, 2004